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                                                                       EXHIBIT 5


                                                               December 31, 1996



The Gillette Company
Prudential Tower Building
Boston, Massachusetts 02199

Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 4,390,170 shares of common stock, $1.00 par value per share (the "Common Stock"), of The Gillette Company, a Delaware corporation (the "Company"), to be issued upon exercise of options (the "Options") assumed by the Company that had previously been issued under the Duracell Shares Plan and the Stock Option Plan for Key Employees of Duracell International Inc. and Subsidiaries (together, the "Plans").

I am Vice Chairman of the Board and Chief Legal Officer of the Company. In that capacity, I have acted as counsel for the Company in connection with the assumption of the Options and I am familiar with the actions taken by the
Company in connection therewith.   For purposes of this opinion, I have
examined or caused to be examined by counsel retained by or on the staff of the Company, among other things, originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

I am a member of the bar of The Commonwealth of Massachusetts and the State of Ohio. This opinion is limited to the federal laws of the United States of America, the laws of The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

Based upon the foregoing, I am of the opinion that the Common Stock to be issued upon the exercise of the Options by the Company has been duly authorized and, when issued in accordance with the Options and Plans (assuming that, at the time of exercise of the Options, there are sufficient number of shares of authorized but unissued shares of Common Stock or shares held in the treasury for the shares to be issued upon exercise of the Options, and the exercise price is not less than the par value of the Common Stock), will be legally issued, fully paid and nonassessable.





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I consent to the filing of this opinion as an exhibit to the Registration
Statement and any amendments thereto, and to the use of my name in the Registration Statement and any amendment thereto and in the related Prospectus.

This opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.


Very truly yours,

/s/ Joseph E. Mullaney

Joseph E. Mullaney, Esq.





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